Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A
(Form Type)

NEOGEN CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Value

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee***
Fees to Be Paid	$3,774,315,823.10	0.0000927	$349,879.08
Fees Previously Paid	–	–	–
Total Transaction Valuation**	$3,774,315,823.10	–	–
Total Fees Due for Filing	–	–	$349,879.08
Total Fees Previously Paid	–	–	–
Total Fee Offsets	–	–	$349,879.08
Net Fee Due	–	–	$0

* Title of each class of securities to which transaction applies: Common stock, par value $0.16 per share, of Neogen Corporation (“Neogen common stock”).

** Aggregate number of securities to which transaction applies: Estimated for purposes of calculating the filing fee only.  The maximum aggregate value was determined based on 111,501,206 shares of Neogen common stock estimated to be issuable to holders of common stock of Garden SpinCo Corporation (“Garden SpinCo”) upon completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of December 13, 2021, by and among 3M Company, Garden SpinCo, Neogen Corporation (“Neogen”) and Nova RMT Sub, Inc., as described in this proxy statement, multiplied by $33.85 per share, which is the average of the high and low prices of the shares of Neogen common stock into which the shares of Garden SpinCo common stock will be converted pursuant to the Merger Agreement, as reported on Nasdaq on March 14, 2022.

*** In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the filing fee was determined by multiplying the transaction value by 0.0000927.

Table 2 - Fee Offset Claims and Sources

	Registrant or filer name	Form or filing type	File number	Initial filing date	Filing date	Fee offset claimed	Fee paid with offset source
Fee Offset Claims*	–	Form S-4	333-263667	March 17, 2022	–	$349,879.08	–
Fee Offset Sources	Neogen Corporation	Form S-4	333-263667	–	March 17, 2022	–	$349,879.08

* In accordance with Rule 0-11(a)(2) under the Exchange Act, Neogen is offsetting the filing fee due under this proxy statement against the registration fee paid by Neogen contemporaneously with the registration statement on Form S-4 (File No. 333-263667) filed by Neogen on March 17, 2022 in connection with the transactions contemplated by the Merger Agreement.